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                                                                      EXHIBIT 11
                                                                      ----------

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                     QUARTER ENDED     TWO QUARTERS ENDED
                                                   JUNE 25,  JUNE 26,  JUNE 25,  JUNE 26,
                                                     1999      1998      1999      1998
                                                   -------   -------   -------   -------
Weighted-average number of shares
    outstanding during period                       16,517    16,196    16,472    16,151
Add Common Stock equivalents -
     incremental shares under stock option plans       279       743       341       817
                                                   -------   -------   -------   -------

Number of shares on which diluted
    earnings per share is based                     16,796    16,939    16,813    16,968
                                                   =======   =======   =======   =======

Net income for the period                          $ 6,317   $ 5,834   $11,016   $10,911
                                                   =======   =======   =======   =======

Diluted earnings per share                         $  0.38   $  0.34   $  0.66   $  0.64
Basic earnings per share                           $  0.38   $  0.36   $  0.67   $  0.68


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